News Release
EXHIBIT 99.1
SM ENERGY REPORTS FIRST QUARTER 2023 RESULTS
EXECUTION DRIVES PRODUCTION OUTPERFORMANCE; 1.4 MILLION SHARES REPURCHASED

DENVER, CO April 27, 2023 - SM Energy Company (the “Company”) (NYSE: SM) today announced operating and financial results for the first quarter 2023 and provided certain second quarter 2023 guidance.
Highlights include:
•Growing profitability. In the first quarter 2023, net income was $198.6 million, or $1.62 per diluted common share, up more than 300% compared with the prior year period. Adjusted net income(1) was $1.33 per diluted common share. Net cash provided by operating activities was $331.6 million and Adjusted EBITDAX(1) was $401.4 million.
•Exceeding production guidance. Production for the first quarter 2023 was 13.2 MMBoe, or 146.4 MBoe/d, at 43% oil. Production was approximately 178,000 Boe above the mid-point of guidance, primarily due to outperformance from new South Texas wells, including outperformance from a seven-well pad that turned-in-line one week earlier than initially planned.
•Delivering capital returns to stockholders. The Company repurchased 1,413,758 shares of its common stock during the first quarter. In combination with the $0.15 per share quarterly dividend paid February 6, 2023, return of capital to stockholders totaled $58.3 million in the quarter. Since announcing the return of capital program, the Company has returned $133.9 million to stockholders, inclusive of dividends and common stock repurchases.
•Driving capital efficiency. First quarter capital expenditures of $240.7 million, adjusted for an increase in capital accruals of $66.9 million, totaled $307.6 million.(1) Capital expenditures included $9.9 million for leasehold acquisitions in the Midland Basin that were not considered in guidance.
~~•~~Maintaining low leverage and strong liquidity. In April 2023, the Company’s lenders under its senior secured revolving credit facility reaffirmed the borrowing base at $2.5 billion and lender commitments at $1.25 billion, a testament to the quality of the Company’s asset base in a changing commodity price environment. At first quarter-end, there was zero drawn on the Company’s credit facility and Net debt-to-Adjusted EBITDAX(1) was 0.6 times.
•Stewardship recognition. SM Energy received a score of A- from CDP for supplier engagement, exceeding CDP’s North American regional and E&P peer group averages. The Company considers environmental stewardship one component of being a premier operator.

President and Chief Executive Officer Herb Vogel comments: “During the first quarter, we delivered on each of our core strategic objectives for 2023. Return of capital to stockholders totaled $58.3 million in the quarter and $133.9 million since inception of the program in September 2022. This equates to an approximate 4% yield to market capitalization over a less than 8-month period. Our focus on operational execution delivered higher than projected production, early completion of a seven-well pad in South Texas and pads with top tier lateral length wells in the Midland Basin, while our emphasis on building inventory led to the acquisition of approximately 6,300 net leasehold acres in the Midland Basin. We are off to a strong start in 2023.”

PRODUCTION BY OPERATING AREA

	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	4,239 / 47.1	1,424 / 15.8	5,664 / 62.9
Natural Gas (MMcf / MMcf/d)	14,471 / 160.8	17,760 / 197.3	32,232 / 358.1
NGLs (MBbl / MBbl/d)	5 / -	2,138 / 23.8	2,142 / 23.8
Total (MBoe / MBoe/d)	6,656 / 74.0	6,522 / 72.5	13,178 / 146.4
Note: Totals may not calculate due to rounding.
First quarter production volumes were 13.2 MMBoe, or 146.4 MBoe/d. Volumes were approximately 51% from the Midland Basin and 49% from South Texas, and were 43% oil.
First quarter volumes in South Texas benefited from early time outperformance from all 16 new wells turned-in-line during the quarter. This includes seven wells located in the liquids-rich northern area that have yet to reach peak rates, which came on one week early with higher liquids content than projected.

REALIZED PRICES BY OPERATING AREA

	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$75.51	$70.71	$74.31 / $73.21
Natural Gas ($/Mcf)	$3.44	$2.47	$2.91 / $3.26
NGLs ($/Bbl)	nm	$26.21	$26.24 / $26.24
Per Boe	$55.61	$30.77	$43.31 / $43.70
Note: Totals may not calculate due to rounding.
The first quarter average realized price before the effect of hedges was $43.31 per Boe, and the average realized price after the effect of hedges (post-hedge) was $43.70 per Boe.(1)
•Benchmark pricing for the quarter included NYMEX WTI at $76.13/Bbl, NYMEX Henry Hub natural gas at $3.42/MMBtu and OPIS Composite NGLs at $30.95/Bbl.
•The effect of commodity derivative settlements for the first quarter was a gain of $0.39 per Boe, or $5.1 million.
•The realized price for natural gas continued to be affected by wider differentials at the Midland and Houston regional trading hubs.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME, NET INCOME PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
First quarter 2023 net income was $198.6 million, or $1.62 per diluted common share, compared with net income of $48.8 million, or $0.39 per diluted common share, for the same period in 2022. The current year period included a 4% decline in production volumes and a 13% decline in the average realized price per Boe after derivative settlements, while benefiting from lower interest expense and a (non-cash) net derivative gain.

The higher prior year period total oil, gas, and NGL production revenue and other income was partially offset by a (non-cash) net derivative loss.
First quarter 2023 net cash provided by operating activities of $331.6 million before net change in working capital of $26.2 million totaled $357.9 million(1) compared with net cash provided by operating activities of $342.1 million before net change in working capital of $138.0 million that totaled $480.1 million for the same period in 2022. The $122.2 million, or 25%, decline in the current year period is primarily due to decreased realized prices for natural gas and NGLs after the effect of derivative settlements and reduced oil volumes.
ADJUSTED EBITDAX,(1) ADJUSTED NET INCOME,(1) AND NET DEBT-TO-ADJUSTED EBITDAX(1)
First quarter 2023 Adjusted EBITDAX(1) was $401.4 million, down $123.2 million, or 23%, from $524.6 million for the same period in 2022, primarily due to decreased realized prices for natural gas and NGLs after the effect of derivative settlements and reduced oil volumes.
First quarter 2023 Adjusted net income(1) was $162.2 million, or $1.33 per diluted common share, which compares with Adjusted net income(1) of $245.9 million, or $1.98 per diluted common share, for the same period in 2022.
At March 31, 2023, Net debt-to-Adjusted EBITDAX(1) was 0.6 times.
FINANCIAL POSITION, LIQUIDITY, CAPITAL EXPENDITURES AND ADJUSTED FREE CASH FLOW(1)
On March 31, 2023, the outstanding principal amount of the Company’s long-term debt was $1.6 billion with zero drawn on the Company’s senior secured revolving credit facility, and cash and cash equivalents were $477.9 million. Net debt(1) was $1.1 billion.
Subsequent to quarter-end, the Company’s lenders under its senior secured revolving credit facility reaffirmed the borrowing base at $2.5 billion and lender commitments at $1.25 billion.
First quarter 2023 capital expenditures of $240.7 million adjusted for increased capital accruals of $66.9 million were $307.6 million,(1) which included $9.9 million for the acquisition of leasehold acreage in the Midland Basin that was not considered in guidance. Capital activity during the quarter included drilling 15 net wells, of which 7 were in South Texas and 8 were in the Midland Basin, and adding 26 net flowing completions, of which 16 were in South Texas and 10 were in the Midland Basin. In South Texas, the Company optimized drilling efficiencies by replacing four planned 5,000 foot lateral wells with four average 11,700 foot lateral wells, thereby extending the drilling time of two pads into the second quarter. Capital expenditures before acquisition costs were below the guidance range of $320-330 million, primarily due to timing and deferred facilities costs.
During the first quarter 2023, net cash provided by operating activities of $331.6 million before net change in working capital of $26.2 million totaled $357.9 million,(1) and capital expenditures of $240.7 million adjusted for increased capital accruals of $66.9 million totaled $307.6 million,(1) delivering Adjusted free cash flow of $50.3 million.(1)
COMMODITY DERIVATIVES
As entered into as of April 24, 2023, commodity derivative positions for the second through fourth quarters of 2023 include:

•Oil: Approximately 30% of expected 2Q-4Q 2023 oil production is hedged to contract prices in the Midland Basin at an average price of $75.29/Bbl (weighted-average of collar floors and swaps, excludes basis swaps).
•Oil, Midland Basin differential: Approximately 4,100 MBbls are hedged to the local price point at a positive $0.92/Bbl basis.
•Natural gas: Slightly less than 30% of 2Q-4Q 2023 expected natural gas production is hedged at an average price of $4.03/MMBtu (weighted-average of collar floors and swaps, excludes basis swaps).
A detailed schedule of these and other derivative positions are provided in the 1Q23 accompanying slide deck.
2023 OPERATING PLAN AND GUIDANCE
The Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculation are inherently unpredictable, such as changes to, and timing of, capital accruals. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.
GUIDANCE FULL YEAR 2023:
•Guidance metrics for full year 2023 are unchanged.
GUIDANCE SECOND QUARTER 2023:
•Capital expenditures (net of the change in capital accruals), excluding acquisitions: $295-315 million. In the second quarter of 2023, the Company expects to drill approximately 17 net wells, of which 10 are planned for South Texas and 7 are planned for the Midland Basin, and turn-in-line approximately 22 net wells, of which 8 are planned for South Texas and 14 are planned for the Midland Basin.
•Production: 13.3-13.5 MMBoe or 146-148 MBoe/d, at 42-43% oil and 59-60% liquids.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
April 28, 2023 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the first quarter 2023 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone. To join the live conference call, please register at the link below for dial-in information.
•Live Conference Call Registration: https://conferencingportals.com/event/pAjDSntN
•Replay (conference ID 11299) - Domestic toll free/International: 800-770-2030/647-362-9199
The call replay will be available approximately one hour after the call and until May 12, 2023.
CONFERENCE PARTICIPATION
•May 16-17, 2023 - TPH & CO Hotter N’ Hell Energy Conference. President and Chief Executive Officer Herb Vogel will be meeting with investors in one-on-one settings. The event will not be webcast.

•June 6, 2023 - 2023 RBC Capital Markets Global Energy, Power and Infrastructure Conference. Executive Vice President and Chief Financial Officer Wade Pursell will host a breakout session at 11:20 a.m. Eastern time and will also meet with investors in one-on-one settings. The presentation will not be webcast. The Company will post a presentation to its website prior to the event.
•June 7, 2023 - BofA Securities 2023 Energy Credit Conference. Executive Vice President and Chief Financial Officer Wade Pursell will be meeting with investors in one-on-one settings. The event will not be webcast.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “estimate,” "expect," "goal," "generate," “plan,” "target," “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, projections for the full year and second quarter 2023, including guidance for capital expenditures, production, production costs, DD&A, exploration expense and G&A; the percent of future production to be hedged, and the number of wells the Company plans to drill and complete in second quarter 2023. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, and such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
FOOTNOTE 1
Indicates a non-GAAP measure or metric. Please refer below to the section "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" in Financials Highlights for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Condensed Consolidated Balance Sheets
(in thousands, except share data)	March 31,	December 31,
ASSETS	2023	2022
Current assets:
Cash and cash equivalents	$477,869	$444,998
Accounts receivable	187,810	233,297
Derivative assets	81,062	48,677
Prepaid expenses and other	9,535	10,231
Total current assets	756,276	737,203
Property and equipment (successful efforts method):
Proved oil and gas properties	10,483,159	10,258,368
Accumulated depletion, depreciation, and amortization	(6,339,303)	(6,188,147)
Unproved oil and gas properties, net of valuation allowance of $37,904 and $38,008, respectively	497,127	487,192
Wells in progress	342,875	287,267
Other property and equipment, net of accumulated depreciation of $57,338 and $56,512, respectively	45,694	38,099
Total property and equipment, net	5,029,552	4,882,779
Noncurrent assets:
Derivative assets	15,373	24,465
Other noncurrent assets	68,957	71,592
Total noncurrent assets	84,330	96,057
Total assets	$5,870,158	$5,716,039
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$522,279	$532,289
Derivative liabilities	30,723	56,181
Other current liabilities	10,144	10,114
Total current liabilities	563,146	598,584
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net	1,572,991	1,572,210
Asset retirement obligations	110,163	108,233
Deferred income taxes	330,782	280,811
Derivative liabilities	3,639	1,142
Other noncurrent liabilities	59,642	69,601
Total noncurrent liabilities	2,077,217	2,031,997
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 120,517,918 and 121,931,676 shares, respectively	1,205	1,219
Additional paid-in capital	1,743,567	1,779,703
Retained earnings	1,489,032	1,308,558
Accumulated other comprehensive loss	(4,009)	(4,022)
Total stockholders’ equity	3,229,795	3,085,458
Total liabilities and stockholders’ equity	$5,870,158	$5,716,039

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended March 31,
	2023	2022
Operating revenues and other income:
Oil, gas, and NGL production revenue	$570,778	$858,721
Other operating income	2,727	1,055
Total operating revenues and other income	573,505	859,776
Operating expenses:
Oil, gas, and NGL production expense	142,348	144,691
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	154,189	159,481
Exploration (1)	18,428	9,046
General and administrative (1)	27,669	24,996
Net derivative (gain) loss (2)	(51,329)	418,521
Other operating expense, net	10,153	1,305
Total operating expenses	301,458	758,040
Income from operations	272,047	101,736
Interest expense	(22,459)	(39,387)
Other non-operating income (expense), net	4,470	(724)
Income before income taxes	254,058	61,625
Income tax expense	(55,506)	(12,861)
Net income	$198,552	$48,764

Basic weighted-average common shares outstanding	121,671	121,907
Diluted weighted-average common shares outstanding	122,294	124,179
Basic net income per common share	$1.63	$0.40
Diluted net income per common share	$1.62	$0.39
Dividends per common share	$0.15	$0.01

(1) Non-cash stock-based compensation included in:
Exploration expense	$951	$991
General and administrative expense	3,367	3,283
Total non-cash stock-based compensation	$4,318	$4,274

(2) The net derivative (gain) loss line item consists of the following:
Derivative settlement (gain) loss	$(5,076)	$168,183
(Gain) loss on fair value changes	(46,253)	250,338
Total net derivative (gain) loss	$(51,329)	$418,521

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2022	121,931,676	$1,219	$1,779,703	$1,308,558	$(4,022)	$3,085,458
Net income	—	—	—	198,552	—	198,552
Other comprehensive income	—	—	—	—	13	13
Cash dividends declared, $0.15 per share	—	—	—	(18,078)	—	(18,078)
Stock-based compensation expense	—	—	4,318	—	—	4,318
Purchase of shares under Stock Repurchase Program	(1,413,758)	(14)	(40,454)	—	—	(40,468)
Balances, March 31, 2023	120,517,918	$1,205	$1,743,567	$1,489,032	$(4,009)	$3,229,795

			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2021	121,862,248	$1,219	$1,840,228	$234,533	$(12,849)	$2,063,131
Net income	—	—	—	48,764	—	48,764
Other comprehensive income	—	—	—	—	182	182
Cash dividends declared, $0.01 per share	—	—	—	(1,218)	—	(1,218)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	1,929	—	(24)	—	—	(24)
Stock-based compensation expense	—	—	4,274	—	—	4,274
Balances, March 31, 2022	121,864,177	$1,219	$1,844,478	$282,079	$(12,667)	$2,115,109

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$198,552	$48,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	154,189	159,481
Stock-based compensation expense	4,318	4,274
Net derivative (gain) loss	(51,329)	418,521
Derivative settlement gain (loss)	5,076	(168,183)
Amortization of debt discount and deferred financing costs	1,371	4,010
Deferred income taxes	49,968	11,948
Other, net	(4,295)	1,239
Net change in working capital	(26,216)	(137,962)
Net cash provided by operating activities	331,634	342,092

Cash flows from investing activities:
Capital expenditures	(240,712)	(150,127)
Other, net	307	—
Net cash used in investing activities	(240,405)	(150,127)

Cash flows from financing activities:
Cash paid to repurchase Senior Notes	—	(104,770)
Repurchase of common stock	(40,068)	—
Dividends paid	(18,290)	—
Other, net	—	(24)
Net cash used in financing activities	(58,358)	(104,794)

Net change in cash, cash equivalents, and restricted cash	32,871	87,171
Cash, cash equivalents, and restricted cash at beginning of period	444,998	332,716
Cash, cash equivalents, and restricted cash at end of period	$477,869	$419,887

Supplemental schedule of additional cash flow information:
Operating activities:
Cash paid for interest, net of capitalized interest	$(33,882)	$(64,204)
Investing activities:
Increase in capital expenditure accruals and other	$66,873	$15,627

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of the Company’s non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s first quarter 2023 Form 10-Q and the most recent Annual Report on Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss) and adjusted net income (loss) per diluted common share: Adjusted net income (loss) and adjusted net income (loss) per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before increase (decrease) in capital expenditure accruals and other. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as leverage ratio). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity derivative settlements on average realized price.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Production Data
	For the Three Months Ended			Percent Change Between
	March 31,	December 31,	March 31,	1Q23 & 4Q22	1Q23 & 1Q22
	2023	2022	2022
Realized sales price (before the effect of derivative settlements):
Oil (per Bbl)	$74.31	$82.35	$94.03	(10)%	(21)%
Gas (per Mcf)	$2.91	$4.52	$5.42	(36)%	(46)%
NGLs (per Bbl)	$26.24	$26.10	$38.56	1%	(32)%
Equivalent (per Boe)	$43.31	$50.92	$62.25	(15)%	(30)%
Realized sales price (including the effect of derivative settlements):
Oil (per Bbl)	$73.21	$67.30	$74.03	9%	(1)%
Gas (per Mcf)	$3.26	$3.60	$4.56	(9)%	(29)%
NGLs (per Bbl)	$26.24	$25.83	$32.89	2%	(20)%
Equivalent (per Boe)	$43.70	$42.12	$50.06	4%	(13)%
Net production volumes: (1)
Oil (MMBbl)	5.7	5.7	6.5	(1)%	(12)%
Gas (Bcf)	32.2	32.1	31.4	—%	3%
NGLs (MMBbl)	2.1	2.1	2.1	3%	2%
Equivalent (MMBoe)	13.2	13.1	13.8	—%	(4)%
Average net daily production: (1)
Oil (MBbl per day)	62.9	62.0	71.8	1%	(12)%
Gas (MMcf per day)	358.1	348.9	348.4	3%	3%
NGLs (MBbl per day)	23.8	22.7	23.4	5%	2%
Equivalent (MBoe per day)	146.4	142.9	153.3	2%	(4)%
Per Boe data:
Lease operating expense	$5.16	$5.20	$4.25	(1)%	21%
Transportation costs	$2.81	$2.86	$2.74	(2)%	3%
Production taxes	$2.02	$2.43	$2.93	(17)%	(31)%
Ad valorem tax expense	$0.81	$0.97	$0.58	(16)%	40%
General and administrative (2)	$2.10	$2.50	$1.81	(16)%	16%
Derivative settlement gain (loss)	$0.39	$(8.80)	$(12.19)	104%	103%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$11.70	$10.93	$11.56	7%	1%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.26, $0.30, and $0.24 for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended March 31,		For the Trailing Twelve Months ended March 31,
	2023	2022	2023
Net income (GAAP)	$198,552	$48,764	$1,261,740
Interest expense	22,459	39,387	103,418
Income tax expense	55,506	12,861	326,463
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	154,189	159,481	598,488
Exploration (2)	17,477	8,055	60,400
Stock-based compensation expense	4,318	4,274	18,816
Net derivative (gain) loss	(51,329)	418,521	(95,838)
Derivative settlement gain (loss)	5,076	(168,183)	(537,441)
Net loss on extinguishment of debt	—	379	67,226
Other, net	(4,854)	1,025	(8,154)
Adjusted EBITDAX (non-GAAP)	$401,394	$524,564	$1,795,118
Interest expense	(22,459)	(39,387)	(103,418)
Income tax expense	(55,506)	(12,861)	(326,463)
Exploration (2)(3)	(8,181)	(8,055)	(36,936)
Amortization of debt discount and deferred financing costs	1,371	4,010	7,642
Deferred income taxes	49,968	11,948	307,077
Other, net	(8,737)	(165)	(6,755)
Net change in working capital	(26,216)	(137,962)	39,683
Net cash provided by operating activities (GAAP)	$331,634	$342,092	$1,675,948

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the unaudited condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the unaudited condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) For the three and trailing twelve months ended March 31, 2023, amount excludes certain capital expenditures related to unsuccessful exploration activity for one well that experienced technical issues during the drilling phase. For the trailing twelve months ended March 31, 2023, amount also excludes certain capital expenditures related to unsuccessful exploration efforts outside of the Company’s core areas of operation.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2023

Adjusted Net Income Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP):	For the Three Months Ended March 31,
	2023	2022
Net income (GAAP)	$198,552	$48,764
Net derivative (gain) loss	(51,329)	418,521
Derivative settlement gain (loss)	5,076	(168,183)
Other, net	(152)	1,443
Tax effect of adjustments (2)	10,070	(54,636)
Adjusted net income (non-GAAP)	$162,217	$245,909

Diluted net income per common share (GAAP)	$1.62	$0.39
Net derivative (gain) loss	(0.42)	3.37
Derivative settlement gain (loss)	0.04	(1.35)
Other, net	0.01	0.01
Tax effect of adjustments (2)	0.08	(0.44)
Adjusted net income per diluted common share (non-GAAP)	$1.33	$1.98

Basic weighted-average common shares outstanding	121,671	121,907
Diluted weighted-average common shares outstanding	122,294	124,179

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for each of the three months ended March 31, 2023, and 2022, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
As of March 31, 2023
Principal amount of Senior Notes (2)	$1,585,144
Revolving credit facility (2)	—
Total principal amount of debt (GAAP)	1,585,144
Less: Cash and cash equivalents	477,869
Net Debt (non-GAAP)	$1,107,275

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part I, Item I of the Company's Form 10-Q as of March 31, 2023.

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities (GAAP)	$331,634	$342,092
Net change in working capital	26,216	137,962
Cash flow from operations before net change in working capital (non-GAAP)	357,850	480,054

Capital expenditures (GAAP)	240,712	150,127
Increase in capital expenditure accruals and other	66,873	15,627
Capital expenditures before accruals and other (non-GAAP)	307,585	165,754

Adjusted free cash flow (non-GAAP)	$50,265	$314,300

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.